Exhibit 99

KNIGHT TRANSPORTATION
ANNOUNCES QUARTERLY CASH DIVIDEND

PHOENIX, ARIZONA  --  February 10, 2010  -  Knight Transportation, Inc. (NYSE: KNX) announced today that its Board of Directors has declared the company’s quarterly cash dividend of $0.05 per share of common stock.  This quarterly dividend is pursuant to a cash dividend policy approved by the Board of Directors.  The actual declaration of future cash dividends, and the establishment of record and payment dates, is subject to final determination by the Board of Directors each quarter after its review of the company’s financial performance.

The company’s dividend is payable to shareholders of record on March 5, 2010 and is expected to be paid on March 26, 2010.

Knight Transportation, Inc. is a truckload carrier offering dry van, refrigerated, intermodal and brokerage services to customers through a network of service centers and branches located throughout the United States serving North America. As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies. The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to our quarterly dividend.  There can be no assurance that future dividends will be declared.  The declaration of future dividends is also subject to approval of our Board of Directors each quarter after its review of our financial performance and cash needs.  Declaration of future dividends is also subject to various risks and uncertainties, including: our cash flow and cash needs; compliance with applicable law; restriction on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; the deterioration in our financial condition or results, and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission.

Contact:  David Jackson, CFO, at (602) 269-2000

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